UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2017 (January 26, 2017)

Learning Tree International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27248	95-3133814
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
13650 Dulles Technology Drive Suite 400
Herndon, Virginia 20171
(Address of principal executive offices)
(703) 709-9119
(Registrant’s Telephone Number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2016, Learning Tree International, Inc. (the “Company”), appointed Magnus Nylund as its Chief Operating Officer. Previously, Mr. Nylund had served as the Company’s Chief Information Officer and retained those responsibilities in his new role.

In connection with the appointment of Mr. Nylund as Chief Operating Officer, the Company and Mr. Nylund entered into a new Employment Agreement, dated January 26, 2017 (the “2017 Employment Agreement”), which replaces Mr. Nylund’s existing Employment Agreement, dated October 1, 2005. Pursuant to the terms of the 2017 Employment Agreement, Mr. Nylund will receive an annual salary of $306,475. Mr. Nylund will also be eligible to participate in the Company’s Corporate Management Incentive Plan and will be eligible for incentive compensation equal to 20% of his annual base salary provided that specified performance targets set under such plan are achieved. The 2017 Employment Agreement provides that Mr. Nylund’s employment with the Company is “at-will”. In addition, the 2017 Employment Agreement provides that Mr. Nylund will not, during his employment or at any time thereafter, disclose any confidential and proprietary information about the Company. The terms of the 2017 Employment Agreement also provide that Mr. Nylund will not for a period of two years (i) disclose the names, addresses or any other information pertaining to the Company’s customers, (ii) call on, solicit, or attempt to take away or do business with any customers of the Company, either for himself or for any other person, firm or corporation in competition with the Company or (iii) solicit or hire any person or entity who is an employee or subcontractor of the Company.

The foregoing summary of the 2017 Employment Agreement is qualified in its entirety by reference to the full text of the 2017 Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.

10.1     Employment Agreement by and between Magnus Nylund and Learning Tree International, Inc., dated January 26, 2017

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2017	LEARNING TREE INTERNATIONAL, INC.

	By:	/s/ Richard Spires
Richard Spires
Chief Executive Officer